Exhibit 99.1

LBI Media Reports Results for the Three Months and Nine Months Ended September 30, 2006

Third Quarter Net Revenues Increase 11.8%

Burbank, CA – November 14, 2006 – LBI Media, Inc. (the “Company”) announced its financial results today for the three months and nine months ended September 30, 2006.

Contact: Lenard Liberman

(818) 729-5300

Results for the Quarter Ended September 30, 2006

For the quarter ended September 30, 2006, net revenues increased by $3.1 million or 11.8% to $28.9 million from $25.8 million for the same quarter last year. This increase is attributable to revenue growth at our television stations in California and Texas and our Texas radio stations, offset slightly by the performance of our Los Angeles radio stations. Operating expenses (excluding noncash employee compensation, depreciation and amortization, and impairment of broadcast licenses) increased 9.4% to $14.2 million in the third quarter of 2006 from $13.0 million in the third quarter of 2005. This growth in operating expenses is primarily attributable to the incremental costs associated with producing additional in-house television programming and additional sales expenses and commissions associated with the growth in our revenue base. As a result, third quarter 2006 Adjusted EBITDA1 increased by $1.8 million or 14.2% to $14.7 million for the quarter ended September 30, 2006, from $12.9 million for the same period in 2005. Our Adjusted EBITDA margin2 increased from 49.8% for the three months ended September 30, 2005 to 50.8% for the three months ended September 30, 2006.

The Company recognized net income of $5.2 million for the quarter, compared to $0.5 million for the same period of 2005, an increase of $4.7 million primarily due to a decrease in the charge related to the impairment of our broadcast licenses offset by higher programming, selling and general and administrative expenses.

Television division net revenues increased by $2.9 million or 24.3% to $15.1 million for the quarter ended September 30, 2006 from $12.2 million for the same quarter last year. This increase is primarily attributable to revenue growth across all television stations reflecting the improved performance and acceptance of our internally produced original television programming. Operating expenses (excluding noncash employee compensation, depreciation and amortization, and impairment of broadcast licenses) increased by $0.7 million or 9.1% to $8.1 million for the quarter ended September, 30 2006 from $7.4 million for the same quarter last year. The growth in operating expenses can be primarily attributed to the additional

(1)	We define Adjusted EBITDA as net income (loss) plus cumulative effect of accounting change, income tax expense (benefit), gain (loss) on sale of property and equipment, gain on sale of investments, net interest expense, depreciation and amortization, impairment of broadcast licenses, and noncash employee compensation. Management considers this measure an important indicator of our liquidity relating to our operations because it eliminates the effects of certain noncash items and our capital structure. This measure should be considered in addition to, but not as a substitute for or superior to, other measures of liquidity and financial performance prepared in accordance with U.S. generally accepted accounting principles, such as cash flows from operating activities, operating income and net income. In addition, our definition of Adjusted EBITDA may differ from those of many companies reporting similarly named measures.
(2)	We define Adjusted EBITDA margin as Adjusted EBITDA divided by net revenues.

expenses associated with our new internally produced original programming and an increase in sales expenses and commissions associated with our revenue growth. Adjusted EBITDA increased by $2.2 million or 47.9% to $7.0 million for the quarter ended September 30, 2006 from $4.8 million for the same quarter last year. Our television division’s Adjusted EBITDA margin increased from 39.0% for the three months ended September 30, 2005 to 46.4% for the three months ended September 30, 2006.

Radio division net revenues increased slightly by $0.1 million or 0.7% to $13.8 million for the quarter ended September 30, 2006 from $13.7 million for the same quarter last year. Our radio revenue growth for the third quarter of 2005 was up 12.9% so it was a difficult prior quarter to compete against. Although revenue increased at our Texas radio stations, this growth was offset the performance of our Los Angeles radio stations. Operating expenses (excluding noncash employee compensation, depreciation and amortization and impairment of broader licenses) increased $0.6 million or 9.8% to $6.1 million from $5.5 million for the same quarter last year primarily due to increases in programming expenses associated with increases in music license fees and promotional expenditures. Adjusted EBITDA decreased $0.5 million or 5.5% from $8.1 million to $7.6 million for the three months ended September 30, 2006 compared to the same period in 2005. Our radio division’s Adjusted EBITDA margin decreased from 59.3% to 55.7%.

Results for the Nine Months Ended September 30, 2006

Net revenues increased $7.6 million or 10.5% to $80.4 million from $72.8 million for the nine months ended September 30, 2006 compared to the same period in 2005. This increase is primarily attributable to revenue growth of 21.4% at our television stations in California and Texas, offset by the performance of our Los Angeles radio stations. Operating expenses (excluding noncash employee compensation, depreciation and amortization, and impairment of broadcast licenses) increased by $3.5 million or 9.3% to $41.1 million in the first nine months of 2006 versus $37.6 million for the same period in 2005. This growth in operating expenses can be primarily attributed to the incremental costs associated with producing additional in-house television programming and additional sales expense and commissions associated with the growth in our revenue base. Adjusted EBITDA for the first nine months of 2006 increased by $4.1 million or 11.8% to $39.3 million compared to $35.1 million for the same period in 2005. Adjusted EBITDA margins increased slightly from 48.3% for the nine months ended September 30, 2005 to 48.9% for the nine months ended September 30, 2006.

The Company recognized net income of $12.3 million for the nine months ended September 30, 2006, compared to $8.7 million for the same period in 2005, an increase of $3.7 million or 42.6% primarily due to lower impairment charges to broadcast licenses from the same period in 2005, offset by increases in programming and technical, selling and general and administrative expenses.

Television division net revenues increased $7.6 million or 21.4% to $42.9 million for the nine months ended September 30, 2006 from $35.3 million for the same period last year. This increase is primarily attributable to strong results at our television stations in California and Texas. Operating expenses (excluding noncash employee compensation, depreciation and amortization, and impairment of broadcast licenses) increased by $2.6 million for the nine months ended September 30, 2006 or 11.9% to $24.3 million from $21.7 million for the same period last year. This growth in operating expenses can be primarily attributed to the costs associated with producing new television programs not in production in 2005. Adjusted EBITDA for the nine months ended September 30, 2006 rose by $5.0 million or 36.5% to $18.6 million from $13.6 million for the same nine month period last year. Our television division’s Adjusted EBITDA margin increased from 38.6% for the nine months ended September 30, 2005 to 43.4% for the nine months ended September 30, 2006.

Radio division net revenues were up slightly by $0.1 million or 0.3% to $37.5 million for the nine months ended September 30, 2006 from $37.4 million for the same period last year. Increases in revenue at our Houston radio cluster and our newly Spanish formatted Dallas radio station were offset by a slight decrease in the revenue at our Los Angeles radio stations, although current period results compare to a strong prior period in which our radio revenues grew by 14.2%. Operating expenses (excluding noncash employee compensation, depreciation and amortization and impairment of broadcast licenses) increased by $1.0 million or 5.7% to $16.9 million for the nine months ended September 30, 2006 from $15.9 million for the same period last year primarily due to higher programming and promotional expenses, start up costs related to our newly Spanish formatted station in Dallas and increases in selling, general and administrative expenses. Adjusted EBITDA for the nine months ended September 30, 2006 decreased $0.8 million or 3.8% to $20.7 million from $21.5 million for the corresponding period in 2005. Our radio division’s Adjusted EBITDA margin decreased from 57.4% for the nine months ended September 30, 2005 to 55.1% for the nine months ended September 30, 2006.

Commenting on the Company’s results, Lenard Liberman, Executive Vice President of the Company said, “2006 continues to prove to be a great year for our company. We have experienced organic revenue growth in our television business resulting directly from the success of our original programming. Television revenues have benefited from a wider acceptance by our viewers and by our advertisers for our programming line-up. Our Spanish radio initiative grew with the conversion of KNOR-FM in Dallas-Fort Worth to an exciting Spanish language format. We are also excited that just twelve days ago we added five more radio stations to our mix of assets in Dallas-Fort Worth. Our acquisition on November 2, 2006 of four FM stations and one AM station in Dallas-Fort Worth will allow us to expand our presence in this important, fast growing Hispanic market.”

Recent Developments

On November 2, 2006, two subsidiaries of LBI Media, Inc. completed the purchase of five radio stations in the Dallas-Fort Worth market from Entravision Communications Corporation and certain of its subsidiaries for approximately $92.5 million in cash with financing primarily from LBI Media’s senior revolving credit facility. The stations include KTCY-FM, KZZA-FM, KZMP-FM, KZMP-AM and KBOC-FM. With these recent acquisitions, LBI Media now owns and operates six radio stations and a full power television station in the Dallas-Fort Worth, Texas market.

Third Quarter 2006 Conference Call

The Company will host a conference call to discuss its financial results for the three and nine month periods ending September 30, 2006 on Tuesday, November 14, 2006 at 4:00 PM Eastern Time. Interested parties may participate in the conference call by dialing (866) 550-6338 five minutes prior to the scheduled start time of the call and asking for the “LBI Media Third Quarter 2006 Results Conference Call.” The conference call will be recorded and made available for replay through Friday, November 17, 2006. Investors may listen to the replay of the call by dialing (719) 457-0820 or (888) 203-1112 and then entering the replay passcode 3483885.

About LBI Media

LBI Media, Inc. is one of the largest owners and operators of Spanish-language radio and television stations in the United States, based on revenues and number of stations. The Company owns twenty-one radio stations and four television stations serving the Los Angeles, CA, Houston, TX, Dallas-Ft. Worth, TX and San Diego, CA markets. The Company also owns a television production facility in Burbank, CA.

Forward Looking Statements

This news announcement contains certain forward-looking statements within the meaning of the U.S. securities laws. These statements are based upon current expectations and involve certain risks and uncertainties, including those related to the expected future operating performance of the Company’s radio stations, television stations and studio operations. Forward-looking statements include but are not limited to information preceded by, or that include the words, “believes”, “expects”, “prospects”, “pacings”, “anticipates”, “could”, “estimates”, “forecasts” or similar expressions. The reader should note that these statements may be impacted by several factors, including economic changes, regulatory changes, increased competition, the timing of announced acquisitions or station upgrades, changes in the broadcasting industry generally, and changes in interest rates. Accordingly, the Company’s actual performance and results may differ from those anticipated in the forward-looking statements. Please see LBI Media, Inc.’s recent public filings for information about these and other risks that may affect the Company. The Company undertakes no obligation to update or revise the information contained herein because of new information, future events or otherwise.

Results of Operations:

LBI MEDIA, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Net revenues	$28,885	$25,838	$80,417	$72,780

Operating expenses:
Program and technical, exclusive of noncash employee compensation of $21 and $(87) for the three months ended September 30, 2006 and 2005, respectively, and $6 and $(214) for the nine months ended September 30, 2006 and 2005, respectively, and depreciation and amortization, and impairment of broadcast licenses shown below	4,859	4,592	14,298	13,155
Promotional, exclusive of depreciation and amortization and impairment of broadcast licenses shown below	826	518	1,664	1,477
Selling, general and administrative, exclusive of noncash employee compensation of $105 and $(264) for the three months ended September 30, 2006 and 2005, respectively, and $234 and $(630) for the nine months ended September 30, 2006 and 2005, respectively, and depreciation and amortization, and impairment of broadcast licenses shown below	8,512	7,828	25,165	22,721
Noncash employee compensation	126	(351)	240	(844)
Depreciation and amortization	1,631	1,538	4,894	4,509
Impairment of broadcast licenses	1,244	5,150	2,844	5,150
Offering costs	—	38	—	285

Total operating expenses	17,198	19,313	49,105	46,453

Operating income	11,687	6,525	31,317	26,327
Interest expense	(6,395)	(6,102)	(18,807)	(17,754)
Interest and other income	(32)	36	(91)	102
Gain on sale of investment	—	13		13
Loss on sale of property and equipment	—	(3)		(3)

Income before income taxes	5,324	469	12,596	8,684
Provision for income taxes	78	12	252	26

Net income	$5,246	$457	12,344	$8,658

Adjusted EBITDA (3)	$14,688	$12,862	$39,290	$35,142

Adjusted EBITDA Margin (4)	50.8%	49.8%	48.9%	48.3%

(3)	Please see discussion of Adjusted EBITDA in Footnote (1).
(4)	We define Adjusted EBITDA Margin as Adjusted EBITDA divided by Net revenues.

The table set forth below reconciles net cash provided by operating activities, calculated and presented in accordance with U.S. generally accepted accounting principles, to Adjusted EBITDA:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
	(In thousands)
Net cash provided by operating activities	$4,970	$2,559	$13,764	$12,756
Add:
Income tax expense	78	12	252	27
Interest expense and other income, net	6,362	6,065	18,716	17,652
Less:
Amortization of deferred financing costs	(251)	(199)	(646)	(597)
Offering costs	—	(38)	—	(285)
Provision for doubtful accounts	(272)	(281)	(756)	(726)
Changes in operating assets and liabilities:
Accounts receivable	1,160	1,131	4,413	3,013
Program rights	(198)	(223)	(622)	(376)
Amounts due from related parties	102	201	240	(438)
Prepaid expenses and other current assets	(261)	(54)	(316)	(371)
Employee advances	(115)	230	212	224
Accounts payable and accrued expenses	(429)	(389)	734	808
Accrued interest	3,699	3,816	3,517	3,665
Other assets and liabilities	(157)	32	(218)	(210)

Adjusted EBITDA	$14,688	$12,862	$39,290	$35,142

The following is a reconciliation of operating income to Adjusted EBITDA for the Company’s radio division:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Radio division operating income	$5,695	$7,882	$17,420	$20,622
Noncash employee compensation	126	(351)	240	(844)
Depreciation and amortization	598	580	1,794	1,740
Impairment of broadcast licenses	1,244	—	1,244	—

Radio division Adjusted EBITDA	$7,663	$8,111	$20,698	$21,518

The following is a reconciliation of operating income to Adjusted EBITDA for the Company’s television division:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Television division operating income (loss)	$5,992	$(1,357)	$13,892	$5,705
Depreciation and amortization	1,033	958	3,100	2,769
Impairment of broadcast licenses	—	5,150	1,600	5,150

Television division Adjusted EBITDA	$7,025	$4,751	$18,592	$13,624